Exhibit 5.1

July 11, 2005

Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Re:	Anadarko Petroleum Corporation Registration Statement on Form S-8

Ladies and Gentleman:

     We have acted as counsel to Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 7,987,230 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, issuable under the Anadarko Petroleum Corporation Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or produced copies. We have also assumed that the Shares will be issued for not less than par.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Shares has become effective under the Act and when the Shares have been issued in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

     The opinions in this letter are qualified in their entirety and subject to the following: We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

     We consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not

Anadarko Petroleum Company
July 11, 2005

thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP